UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
May 24, 2006

KNIGHT TRANSPORTATION, INC.
(Exact name or registrant as specified in its charter)

Arizona	000-24946	86-0649974
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5601 W. Buckeye Road, Phoenix, AZ	85043
(Address of Principal Executive Offices)	(Zip Code)

(602) 269-2000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a912 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4© under the Exchange Act (17 CFR 240.12e-4(c)).

Item 1.01, Entry Into a Material Definitive Agreement

On May 24, 2006, the Compensation Committee (the “Committee”) of the Board of Directors of Knight Transportation, Inc. (the “Company”) established the following base salary levels for the Company’s Chief Executive Officer and its four other most highly compensated executives having an aggregate annual salary and bonus in excess of $100,000 (the “Named Executive Officers”) for the remainder of 2006:

Officer	Base Salary

Kevin P. Knight, Chief Executive Officer	$ 590,000

Gary J. Knight, Vice Chairman	$ 227,500

Keith T. Knight, President	$ 325,000

Timothy M. Kohl, Executive Vice President	$ 330,000

Casey Comen, Executive Vice President, Sales	$ 260,000

On May 24, 2006, the Committee also approved the following option grants for the Named Executive Officers:

Officer	Shares Subject to Option Grant

Kevin P. Knight, Chief Executive Officer	75,000

Gary J. Knight, Vice Chairman	15,000

Keith T. Knight, President	30,000

Timothy M. Kohl, Executive Vice President	30,000

Casey Comen, Executive Vice President, Sales	10,000

The Committee also granted an option to purchase 15,000 to Mr. David Jackson, the Company’s Chief Financial Officer. All options were granted under the Company’s 2003 Stock Option Plan, as amended, and are subject to a vesting schedule. The options provide for an exercise price equal to the closing price of the Company’s stock on date of grant and are exercisable for a term of 10 years following the date of grant.

Item 8.01, Other Events

At the annual meeting of Shareholders, held on May 24, 2006, the Company’s shareholders elected Mr. Richard Lehmann as a member of the Company’s Board of Directors. The Board of Directors has elected Mr. Lehmann as a member of the Compensation Committee.

EXHIBITS

10.2
Amended & Restated 2003 Stock Option Plan, (Incorporated by reference from the Company’s Definitive Proxy Statement on Schedule 14A relating to the Special Meeting of Shareholders held December 21, 2005)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KNIGHT TRANSPORTATION, INC.

Dated: May 26, 2006	/s/ David A. Jackson
David A. Jackson
Chief Financial Officer